Exhibit 99.1

News Release

MEDIA CONTACTS:	Telkonet Investor Relations
414.721.7988
ir@telkonet.com

FOR IMMEDIATE RELEASE

Milwaukee-based Clean Technology Provider Telkonet Sets Pace For 2011 With Profitable First Quarter Earnings

Positive EBITDA and Net Earnings follow Telkonet’s forecast for profitable 2011

May 16, 2011: Milwaukee, WI – Telkonet, Inc. (OTCQB: TKOI), the developer of the state-of-the-art EcoSmart energy management platform and the leading provider of Internet services for the hospitality industry, announced today financial results for the quarter ended March 31, 2011.

For the quarter ended March 31, 2011, Telkonet reported revenues of $2.5 million, a 4% increase compared to $2.4 million for the quarter ended December 31, 2010. Telkonet had revenues of $2.6 million for the quarter ended March 31, 2010.  Revenues yielded increased gross margins of 61% for the quarter ended March 31, 2011, compared to 44% and 53% for the quarters ended December 31, 2010 and March 31, 2010, respectively. The current quarter included an 11% increase in recurring revenue, which captures a greater gross margin percentage, compared to the quarter ended March 31, 2010.

Telkonet reduced its Operating Expenses from $1.6 million for the quarter ended 12/31/10, to $1.4 million for the quarter ended 3/31/11, a 13% improvement. Moreover, Telkonet reduced Operating Expenses by 34% compared to the quarter ended 3/31/10.  Operating Expenses amounted to 54% of revenues at 3/31/11, compared to 67% and 79% for the quarters ended 12/31/10 and 3/31/10, respectively.

For the first time in company history, Telkonet opened its fiscal year by reporting net income for the quarter ended March 31, 2011 of $1.0 million, or $0.01 per share, compared to net income of $0.6 million, or $0.01 per share, for the quarter ended December 31, 2010.  Telkonet reported a net loss of ($0.7) million, or ($0.01) per share, for the quarter ended March 31, 2010.  Telkonet had a positive adjusted EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization), a non-GAAP measure, of approximately $0.3 million for the quarter ended March 31, 2011, an improvement of 200% compared to a negative adjusted EBITDA of ($0.3) million for the quarter ended December 31, 2010.  Telkonet had a negative adjusted EBITDA of ($.5) million for the quarter ended March 31, 2010.

Cash, Debt & Liquidity Position

Telkonet had $0.2 million in cash and cash equivalents as of March 31, 2011, compared to $0.1 million as of December 31, 2010.  Telkonet had $0.05 million in cash as of March 31, 2010.  Total current and long-term liabilities were $5 million as of March 31, 2011, compared to $7 million and $10 million as of December 31, 2010 and March 31, 2010, respectively.

Key Business Highlights

During the first quarter:

■	Began the fiscal year with Income from Operations for the first time in Company history of $0.2 million.
■	Released the next generation of energy management products, the EcoSmart Product Suite. The suite of products introduced several revolutionary new developments including a fully remote wireless thermostat, EcoWave and a plug load controller branded the EcoGuard.
■	Sold the Series 5 Power Line Carrier product line and related business assets to a strategic partner, while maintaining market presence in non-utility industries.
■	Retired substantially all obligations under a $1.6 million senior convertible debenture.
■	Terminated related warrants covering 11.7 million shares of common stock

“Telkonet continues to demonstrate its strength of product and operations with growth in gross margin and for the first time in company history, beginning a fiscal year with Operating Income.,” stated Jason Tienor, Telkonet’s Chief Executive Officer.  “We’ve made enormous strides to solidify the strength of our market position and technology and have built our pipeline for a successful 2011.  The continued successful execution of our strategic plan will continue to provide the positive results exhibited here in the first quarter.”

Conference Call
The Company will hold a conference call Monday, May 16, 2011 at 4:30 p.m. ET to discuss these results. Interested parties should dial (877) 317-8230 (domestically) or (706) 902-2567 (internationally). Please use conference ID# 65288763. An audio replay of the call will be available until June 16, 2011 on the Investor Relations page of the Telkonet web site at http://www.telkonet.com/investors.php.

NON-GAAP Financial Measures
To comply with Regulation G promulgated pursuant to the Sarbanes-Oxley Act, Telkonet, Inc. attached to this news release and will post to the company’s investor relations web site (www.telkonet.com) any reconciliations of differences between non-GAAP financial information that may be required in connection with issuing the company’s financial results.

The Company, as is common in its industry, uses EBITDA as a measure of performance to demonstrate earnings exclusive of interest and non-cash events. The Company manages its business based on its cash flows. The Company, in its daily management of its business affairs and analysis of its monthly, quarterly and annual performance, makes its decisions based on cash flows, not on the amortization of assets obtained through historical activities. The Company, in managing its current and future affairs, cannot affect the amortization of the intangible assets to any material degree, and therefore uses EBITDA as its primary management guide. Since an outside investor may base their evaluation of the Company’s performance based on the Company’s net loss and not its cash flows, there is a limitation to the EBITDA measurement. EBITDA is not, and should not be considered, an alternative to net loss, loss from operations, or any other measure for determining operating performance of liquidity, as determined under accounting principles generally accepted in the United States (GAAP). The most directly comparable GAAP reference in the Company’s case is the removal of interest, depreciation, amortization, taxes and other non-cash expense. In assessing the overall health of its’ business during the years ended December 31, 2010 and 2009, the Company excluded items in the following general categories, each of which are described below:

•
Gain (Loss) on Derivative Liability. The Company has historically recorded non-cash gains and losses on the fair value of its derivative liabilities which arose from the sale of the Convertible Debentures in May and July 2008. These Debentures have embedded derivatives and the accounting treatment of derivative financial instruments requires that the Company record all derivatives and related warrants, and classify all other non-employee stock options and warrants as derivative liabilities and mark them to market at each reporting date. The Company considers this a financing transaction, and it is not an indication of current or future operating performance. Therefore, the Company does not consider the inclusion of this transaction helpful in assessing its current financial performance compared to previous periods as well as prospects for the future.

•
Stock-Based Compensation. The Company believes that because of the variety of equity awards used by companies, varying methodologies for determining stock-based compensation and the assumptions and estimates involved in those determinations, the exclusion of non-cash stock-based compensation enhances the ability of management and investors to understand the impact of non-cash stock-based compensation on our operating results. Further, the Company believes that excluding stock-based compensation expense allows for a more transparent comparison of its financial results to previous periods.

•
Gain (Loss) on Disposal of Fixed Assets:  In the first quarter of 2011, the Company recorded the disposal of a company vehicle. The Company considered this a one time transaction, and it is not an indication of current or future operating performance. Therefore, the Company does not consider the inclusion of this transaction helpful in assessing its current financial performance compared to previous periods as well as prospects for the future.

•
Gain on Sale of Assets: In the first quarter of 2011, the Company sold its Series 5 Power Line Carrier product line and related business assets.   The Company considered this a one time transaction, and it is not an indication of current or future operating performance. Therefore, the Company does not consider the inclusion of this transaction helpful in assessing its current financial performance compared to previous periods as well as prospects for the future.

Each of the non-GAAP financial measures described above, and used in this press release, should not be considered in isolation from, or as a substitute for, a measure of financial performance prepared in accordance with GAAP. Further, investors are cautioned that there are inherent limitations associated with the use of each of these non-GAAP financial measures as an analytical tool. In particular, these non-GAAP financial measures are not based on a comprehensive set of accounting rules or principles and many of the adjustments to the GAAP financial measure reflect the exclusion of items that are recurring and will be reflected in the Company’s financial results for the foreseeable future. The Company compensates for these limitations by providing specific information in the reconciliation included in this press release regarding the GAAP amounts excluded from the non-GAAP financial measures. In addition, as noted above, the Company evaluates the non-GAAP financial measures together with the most directly comparable GAAP financial information.

________________
(1)	GAAP stands for Generally Accepted Accounting Principles.

ABOUT TELKONET

Telkonet is leading energy management technology provider offering hardware, software and services to Commercial customers throughout the world.  The EcoCentral Platform, in conjunction with the EcoSmart Suite of products, provides comprehensive savings, management and reporting of a building’s energy consumption. Telkonet’s energy management products are installed in properties within the Hospitality, Military, Educational, Healthcare and Residential markets reducing energy consumption, Carbon footprints and eliminating the need for new energy generation. www.telkonet.com

ABOUT ETHOSTREAM

EthoStream is one of the largest public High-Speed Internet Access (HSIA) providers in the world providing services to more than 2.5 million users monthly across a network of greater than 2,250 locations.  EthoStream’s EGS line of public-access gateway servers provides real-time monitoring and management of guest-access networks while its 24/7 support center is known for the highest levels of quality and service.  With a wide range of product and service offerings and one of the most comprehensive management platforms available for HSIA networks, EthoStream offers solutions for any public access location.  www.ethostream.com

Statements included in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks and uncertainties such as competitive factors, technological development, market demand and the Company’s ability to obtain new contracts and accurately estimate net revenue due to variability in size, scope and duration of projects, and internal issues in the sponsoring client. Further information on potential factors that could affect the Company’s financial results, can be found in the Company’s Registration Statement and in its Reports on Forms 8-K filed with the Securities and Exchange Commission (SEC).

All company, brand or product names are registered trademarks or trademarks of their respective holders.

TELKONET, INC.
RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA
FOR THE THREE MONTHS ENDED MARCH 31, 2011 AND 2010
(unaudited)

	Three Months Ended
	March 31,
	2011	2010
Net income (loss) from continuing operations	$982,478	$(671,866)

Financing expense, net	179,419	168,746
Depreciation and amortization	78,945	80,410

EBITDA attributed to Telkonet	1,240,842	(422,710)
Adjustments:
(Gain) loss on disposal of fixed assets	(2,165)	-
(Gain) loss on derivative liability	(172,476)	(155,467)
(Gain) loss on asset sale	(829,296)	-
Stock based compensation	32,494	64,780

Adjusted EBITDA	$269,399	$(531,397)

TELKONET, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
 (unaudited)

	For the Three Months Ended
	March 31,
	2011	2010
Revenues, net
Product	$1,351,072	$1,566,451
Recurring	1,131,627	1,017,589
Total Revenue	2,482,699	2,584,040
Cost of Sales
Product	708,270	899,782
Recurring	263,869	305,845
Total Cost of Sales	972,139	1,205,627

Gross Profit	1,510,560	1,378,413

Operating Expenses
Research and Development	187,111	265,851
Selling, General and Administrative	1,086,544	1,690,739
Depreciation and Amortization	78,945	80,410
Total Operating Expenses	1,352,600	2,037,000
Income from Operations	157,960	(658,587)

Other Income (Expenses)
Financing Expense, net	(179,476)	(168,746)
Gain (Loss) on Derivative Liability	172,476	155,467
Gain (Loss) on fixed asset disposal	829,296	-
Gain (Loss) on disposal of asset	2,165	-
Total Other Income (Expenses)	824,518	(13,279)

Net Income (loss) Before Provision for Income Tax	982,478	(671,866)

Provision for Income Tax	-	-

Net Income (loss)	$982,478	$(671,866)

Accretion of preferred dividends and discount	(104,899)	(39,113)

Net Income (Loss) attributable to common stockholders	$877,578	$(710,979)
Net Income (Loss) per share:

Net Income (Loss) per share – basic	$0.01	$(0.01)
Net Income (Loss per share – diluted	$0.01	$(0.01)
Weighted average common shares outstanding – basic	101,363,617	96,600,438
Weighted average common shares outstanding – diluted	101,868,176	96,600,438